PURCHASE AGREEMENT

THIS AGREEMENT made May 19th, 2006

BETWEEN: MOSQUITO CONSOLIDATED GOLD MINES LIMITED of 30 1 - 455 Granville Street, Vancouver, BC, V6C 1T1

(the "Purchaser")	OF THE FIRST PART

AND: SHEA INSURANCE GROUP INC. of Suite 107, 98 North Washington Street, Boston, MA 02114

(the "Vendor")	OF THE SECOND PART

WHEREAS:

A. The Vendor warrants and represents that it is the owner of the mineral claims more particularly described as Spruce Mountain Property, EIko, Nevada, Parcel Numbers: OPM-127-064 and OPM-127-062 (collectively, the "Mineral Claims").

B. The Vendor has agreed to sell and transfer 100% ofthe right, title and interest in and to the Mineral Claims pursuant to the terms hereinafter set forth ftee and clear of any and all claims of whatsoever nature and kind.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Purchase and Sale

1.1 The Vendor hereby sells, assigns, transfers and sets over unto the Purchaser for its own use absolutely an undivided 100% interest in and to the Mineral Claims in its as is condition in consideration for US$550,OOO (the "Purchase Price") to be paid as follows:

 (a) US$75,000.OO on or before May 25, 2006;

 (b) US$100,000.00 on or before July 15, 2006;

 (e) US$IOO,OOO.OO on or before September 15, 2006;

 (d) US$125,000.000 on or before November 15,2006; and

 (e) U8$150,000.00 on or before January 15, 2007,

wherein upon the completion of the foregoing payments, the Purchaser shall be deemed to be the legal and beneficial owner of a 100% interest in the Mineral Claims free and clear of all encumbrances except for those set out in the title report dated May 4, 2006, referencing the original recorded Special Warranty Deed, being document No. 550863 prepared by First American Title Company of Nevada attached hereto as Schedule "A" (the "Title Report").

1.2 In the event there is a failure to pay any of the instalments on or before the stated due date, as provided in paragraph 1,1, there will be an interest penalty applied at the rate of 10% per annum. The Purchase has the right to accelerate any of the payments without penalty or any fee.

1.3 The Purchaser shall deliver to Shea Nerland Calnan LLP, Calgary, Alberta on or before May 25, 2006, this Agreement originally executed and the first payment of US$75,000 by way of bank draft made payable to "Shea Nerland Calnan UP in Trost", both of which shall not be released to the Vendor until Shea Nerland Calnan LLP has:

(i) confirmed in writing (the "Confirmation") that it is holding in its possession:

(a)
duly executed and registrable instruments for the conveyance of the legal title of the Mineral Claims from the Vendor to the Purchaser or the Purchaser's designee (the "Conveyancing Instruments''); and

(b)
an irrevocable direction (the "Irrevocable Direction") to hold the Conveyancing Instruments in trust until all payments under paragraph 1.1 have been made at which time it shall deliver the Conveyancing Instruments to the Purchaser (the "Title Release"); and

(ii) provided the Purchaser with copies of the Conveyancing .lnstruments and Irrevocable Direction together with the Confirmation.

2. Vendor's Representation, Warranties and Covenants

2.1 The Vendor represents, warrants and covenants that:

(a)	it is the owner of an undivided100% interest in and to the Mineral Claims, except as described in the Title Report;

(b)	the Mineral Claims are and until the Title Release will be kept free and clear of any encumbrances, liens or charges and it has done anything whereby the Mineral Claims may be encumbered;

(c)
the Mineral Claims are and until the Title Release will be in good standing under all applicable laws and regulations and all assessment work required has been performed and filed and all taxes have been paid, except that the Purchaser acknowledges receipt of a hazardous condition notice on the Mineral Claims from the State of Nevada and the Purchaser agrees to accept full responsibility and liability to remedy said notice at the Purchaser's sole expense from the 1st day of

May, 2006. Further, the Purchaser agrees to indemnify Seller iTom any and all liability associated with said notice;

(d)
to the best of the information and belief of the Vendor, the Mineral Claims have been properly located and staked and recorded in compliance with the laws of the jurisdiction in which they are situated, and that there are no disputes over title to the Mineral Claims;

(e)	it has the right to enter into this Agreement and to dispose of 100% of its right, title and interest in and to the Mineral Claims to the Purchaser;

(f)
to the knowledge of the Vendor there are no outstanding agreements or options to acquire or purchase the Mineral Claims or any portion thereof or interest therein and no person as any royalty or interest whatsoever in production or profits from the Mineral Claims or any portion thereof.

2.2
The representations and warranties in paragraph 2.1 shall apply to all assignments, conveyances, transfers and documents delivered in connection with this Agreement and there shall be no merger of any representations and warranties in such assignments, conveyances, transfers and documents notwithstanding any rule of law, equity or statute to the contrary and all such rules are hereby waived. The Purchaser shall have the right to waive any representation and warranty made by the Vendor in the Purchaser's favour without prejudice to any of its recourses with respect to any other breach by the Vendor. All of the representations and warranties contained in this Agreement shall survive the closing of this transaction.

3  Purthaser's Representations. Warranties and Covenants

3.1 The Purchaser represents, warrants and covenants that:

(a) it has the right to enter into this Agreement.

4.	General Provisions

4.1	Time shall be of the essence and the parties shall execute all further documents or assurances as may be required to carry out the full intent of this agreement.

4.2
This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior agreement, memoranda, correspondence, communications, negotiations and representation, whether oral or written, express or implied, statutory or otherwise, between the parties or any of them with respect to the subject matter hereof.

4.3	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

4.5	This Agreement may be signed in counterpart and all counterparts taken together shall constitute one and the same Agreement, and any facsimile signature shall be taken as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written